CERTIFICATE OF AMENDMENT

TO THE BYLAWS OF

QUANTUM CORPORATION

The undersigned, Shawn D. Hall, hereby certifies that he is the duly appointed, qualified, and acting Secretary of Quantum Corporation, a Delaware corporation (the “Company”), and that on February 3, 2016, the Board of Directors of the Company (the “Board”) amended such Bylaws as set forth below:

Removal of Directors

WHEREAS: Following the ruling on December 21, 2015 of the Delaware Chancery Court in the In re: Vaalco Energy Inc. matter, the Board believes it to be in the best interest of the Company and its shareholders to amend its bylaws as set forth below; and

WHEREAS: The Board may adopt, amend or repeal any provision of the Bylaws.

NOW, THEREFORE, BE IT RESOLVED: That Article III, Section 3.11 of the Bylaws are hereby amended and restated in their entirety to read as follows:

“3.11 REMOVAL OF DIRECTORS

Any director may be removed from office by the stockholders of the corporation in accordance with the provisions of the DGCL.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 8th day of February, 2016.

By:	/s/ Shawn D. Hall
Signature

Shawn D. Hall,
Secretary, General Counsel, and Senior Vice President